SUBSIDIARIES OF e-AUCITON GLOBAL TRADING INC.

1. e-Auction Global Trading Inc. (Barbados), a Barbados corporation, wholly owned by the Company

2.       Aucxis  Corp.  (Canada),  a  Canadian  corporation,   wholly  owned  by
         e-Auction Global Trading Inc. (Barbados)

3.       Aucxis Corp., a Belgium Company, wholly owned by the Company

4. Schelfhout Computer Systemen N.V., a Begium corporation, wholly owned by Aucxis Corp. (Belgium)

5. e-Auction Austrailasia Pty Ltd, an Austrailian corporation, owned 50.01% by the Company.